Exhibit 10.5

Form of

SHAREHOLDERS AGREEMENT

Dated as of August 15, 2006

ARTICLE 1	DEFINITIONS	1
ARTICLE 2	MANAGEMENT OF THE COMPANY	4
2.1	Initial Capitalization	4
2.2	Company Board Representation	4
2.3	Removal and Vacancies	4
2.4	Voting of Shares	4
2.5	Quorum	4
2.6	Board Actions	5
2.7	Costs and Expenses	5
ARTICLE 3	BOARD APPROVAL OF CERTAIN ACTIONS	5
3.1	Board Approval	5
ARTICLE 4	TRANSFER RESTRICTIONS	6
4.1	Restrictions on Transfer	6
4.2	Restrictive Legends	6
4.3	Transfer and Exchange	7
4.4	Replacement Shares	7
ARTICLE 5	COVENANTS	7
5.1	Delivery of Financial Statements	7
5.2	Compliance	8
5.3	Inspection	8
5.4	Confidentiality	8
ARTICLE 6	TERMINATION	9
ARTICLE 7	REPRESENTATIONS AND WARRANTIES	9
7.1	Due Organization and Good Standing	9
7.2	Authority Relative to this Agreement	9
7.3	No Conflict	9
7.4	Ownership of Shares	10
ARTICLE 8	COMMERCIAL MATTERS	10
8.1	Marketing Agreement	10
8.2	Profit Distribution	10
8.3	Commercial Arrangements with LST and Other Third Parties	10

1

ARTICLE 9	MISCELLANEOUS	10
9.1	Notices	10
9.2	Parties in Interest	11
9.3	Entire Agreement	11
9.4	Severability	11
9.5	Governing Law	12
9.6	Arbitration and Attorney Fees	12
9.7	Compliance with Anti-Money Laundering Laws	12
9.8	Compliance with Foreign Corrupt Practices Law	12
9.9	Amendment; Waiver	13
9.10	No Deemed Waivers	13
9.11	Date for any Action	13
9.12	Headings	13
9.13	Interpretation	13
9.14	Counterparts	13
9.15	Conflicts Between Different Translations	13
EXHIBIT A OWNERSHIP OF SHARES
EXHIBIT B APPLICABLE MARGIN SPLIT
EXHIBIT C SALE, MARKETING AND SUPPLY AGREEMENT
EXHIBIT D MEMORANDUM & ARTICLES OF ASSOCIATION

2

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT, dated as of August 15, 2006, is entered into by and between Star China Ltd., a legally established and lawfully existing corporation under the Laws of the Cayman Islands (“LST”), and Hunan Valin Steel Tube & Wire Co., Ltd., a joint stock company organized and existing under the Laws of the People’s Republic of China (“VTW”).

WHEREAS, in connection with the formation of the JV Company (as defined below), LST or one of its Affiliates, including but not limited to Lone Star Technologies (as defined below), and VTW shall establish a company limited by shares incorporated and existing under the laws of the Cayman Islands, the name of which shall be agreed to between the Shareholders (together with its successors, the “Company”); and

WHEREAS, upon the establishment of the Company, the Shareholders hereby agree to be bound by the terms and conditions of this Agreement, to cause the Company to become a party to this Agreement and that this Agreement shall be the Shareholders Agreement of the Company.

NOW THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

“Affiliate” means any company or enterprise which is directly or indirectly controlled by, under common control with or controlling a party, and its officers, directors, managers, and employees.  The term “control” shall mean the holding of more than fifty percent (50%) equity interests or of the power to appoint the majority of directors.

“Agreement” means this Shareholders Agreement, as the same may be amended from time to time and, where applicable, the Exhibits attached hereto.

“API” means the American Petroleum Institute.

“Applicable Anti-Bribery Laws” shall have the meaning set forth in Section 10.8.

“Applicable Margin Split” shall have the meaning set forth in Exhibit B.

“ASTM” means the American Society for Testing and Materials.

“Business Day” means any day except a Saturday, Sunday or any other day on which banking institutions in New York, New York, the Cayman Islands, or the People’s Republic of China are authorized or required by Law to close.

“China” or “PRC” means the People’s Republic of China, for purpose of this Agreement only, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Commission” means the United States Securities and Exchange Commission or any successor agency.

“Company” shall have the meaning set forth in the introductory paragraph hereof.

“Company Board” means the Board of Directors of the Company as nominated and elected from time to time in accordance with this Agreement.

“Company Directors” means the LST Directors and the VTW Directors.

“Confidential Information” shall have the meaning set forth in Section 6.4.

“Contributed Capital” means all consideration paid or delivered by any Shareholder in exchange for the issuance of any Shares.

“Dispute” shall have the meaning set forth in Section 10.6.

“Effective Date” shall be the date that this Agreement shall be approved by the relevant authorities of the PRC.

“FCPA” shall have the meaning set forth in Section 10.8.

“GAAP” means generally accepted accounting principles in the United States, or in China, as the case may be.

“Governmental Authority” means any foreign, federal, state, local or other governmental or quasi-governmental authority or regulatory body or stock exchange or listing authority.

“Hong Kong” shall have the meaning set forth in Section 10.5.

“ICC Rules” shall have the meaning set forth in Section 10.6.

“including” means including, without limitation.

“JV Company” means Hengyang Valin MPM Co., Ltd., a Sino-foreign equity joint venture formed pursuant to the terms of the JV Contract.

“JV Contract” means the Joint Venture Contract of Hengyang Valin MPM Co., Ltd. between LST and Hengyang Valin Steel Tube Co., Ltd. dated August 15, 2006.

“Law” or “Laws” means all statutes, codes, constitutions, ordinances, regulations, statutory rules, published policies, published guidelines and terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority, and the term “applicable” with respect to such Laws, and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.  Unless specified otherwise, reference in this Agreement to any Law refers to that Law as it may be amended from time to time, or to any restated or successor legislation of comparable effect.

“Line Pipe” means finished or unfinished line pipe manufactured by the JV Company or its Subsidiaries based upon, at a minimum, the latest version of the standards promulgated by the API and/or the ASTM.

“Lone Star Technologies” means Lone Star Technologies, Inc., a Delaware corporation.

“LST” shall have the meaning set forth in the introductory paragraph hereof.

“LST Directors” shall have the meaning set forth in Section 3.1(a).

“Marketing Agreement” shall mean the Sale, Marketing and Supply Agreement between the Company, Lone Star Technologies, the JV Company and VTW, in substantially the form attached hereto as Exhibit C.

“Oil Country Tubular Goods” means casing, tubing, drill pipe, semi-finished and unfinished green tubes, coupling stock and finished couplings manufactured by the JV Company or its Subsidiaries based upon, at a minimum, the latest version of the standards promulgated by the API and/or the ASTM.

“Permitted Transfer” shall have the meaning set forth in Section 5.1.

“Person” means any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, corporate body (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status.

“Policies” shall have the meaning set forth in Section 6.2.

“Preferred Return Period” shall have the meaning set forth in Section 9.2.

“Price Adjustment” means an adjustment to the price or imputed price of the Tubular Products, sold by the JV Company to the Company that is required by the Tax Authorities.

“Representatives” shall have the meaning set forth in Section 6.4.

“Shareholder” or “Shareholders” means LST and VTW, individually or together, as applicable, and their respective permitted successors and other legal representatives and their permitted assigns and transferees.

“Shares” means the shares of the Company issued and outstanding from time to time.

“Specialty Tubing” means mechanical and pressure tubes, cold drawn and hot finished tubes, shells for redraw and other boiler tubes manufactured by the JV Company or its

Subsidiaries based upon, at a minimum, the latest version of the standards promulgated by the API and/or the ASTM.

“Subsidiary” of any Person means a subsidiary in which such Person owns more than 50% equity interest.

“Tax Authorities” means the PRC tax authorities having the power to tax the JV Company in accordance with the then applicable PRC tax laws, rules or practies.

“Territory” means North America (Canada, the United States of America and Mexico, which includes any offshore drilling within the territorial waters of such countries) and any other countries that LST and VTW mutually agree to include.

“Transfer” shall have the meaning set forth in Section 5.1.

“Tubular Products” means Line Pipe, Oil Country Tubular Goods, Specialty Tubing and/or all other tubular products manufactured by the JV Company or its Subsidiaries.

“VTW” shall have the meaning set forth in the introductory paragraph hereof.

“VTW Directors” shall have the meaning set forth in Section 3.1(b).

ARTICLE 2

CAPITALIZATION

2.1           Incorporation.  LST and VTW shall establish the Company pursuant to this Agreement no later than the Funding Date (as defined in the JV Contract). The form of the Memorandum and Articles of Association of the Company is attached hereto as Exhibit D.

2.2           Initial Capitalization.  The Company has authorized capital of US$30,000,000, divided into 30,000,000 shares with par value of US$1.00 each (the “Ordinary Shares”).  Each of LST and VTW shall initially subscribe for Fifteen Million (15,000,000) Ordinary Shares for an aggregate consideration of US$15 million each.

ARTICLE 3

MANAGEMENT OF THE COMPANY

3.1           Company Board Representation.  The Company Board shall at all times consist of six (6) members who shall be nominated as follows:

(a)           three (3) individuals as may be designated from time to time in writing by LST (the “LST Directors”); and

(b)           three (3) individuals as may be designated from time to time in writing by VTW (the ”VTW Directors”).

3.2           Removal and Vacancies.  Any director elected in accordance with this Article 3 shall, and may only, be removed from office upon the written request of the Shareholder entitled to nominate such director.  In the case of any vacancy in the office of a director, by death, resignation, removal or otherwise, only the Shareholder entitled to nominate such director shall be entitled to nominate a successor to hold office for the unexpired term of the director whose place shall be vacant.

3.3           Voting of Shares.  Each Shareholder shall, at any time it is then entitled to vote for the election of directors to the Company Board, vote all of its Shares, by proxy, written consent or at a meeting of shareholders, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of shareholders if necessary) in order to give effect to the provisions in this Article 3 and to ensure that the Memorandum & Articles of Association of the Company as in effect immediately following the Effective Date do not, at any time thereafter, conflict in any respect with the provisions of this Agreement.

3.4           Quorum.   The presence of at least a majority of the members of the Company Board and at least a majority of each of the LST Directors and VTW Directors shall be required to constitute a quorum at any meeting of the Company Board.  A quorum must exist at all times during any meeting of the Company Board, including the reconvening of a meeting adjourned, in order for any action taken at such meeting to be valid.

3.5           Board Actions.  Unless the act of a greater number is required by Law or the Memorandum & Articles of Association of the Company, or this Agreement, the act of a majority of the Company Directors present at a meeting at which a quorum is in attendance shall be the act of the Company Board.  In the case of an equality of votes, the chairman, which shall be appointed by LST, shall have a second or casting vote (which vote shall be consistent with his prior vote).

3.6           Costs and Expenses.  The Company will pay all reasonable out-of-pocket expenses incurred by the Company Directors in connection with their participation in meetings of the Company Board and any committees of such boards.

3.7           Management.

(a)           The Company’s Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”) shall be recruited by the Company Board from suitable candidates in the same industry, and the final candidates for such positions shall be approved by the Company Board pursuant to Section 4.1.

(b)           VTW shall be entitled to appoint one person with competent language capability and international trade skills to serve in a non-executive senior managerial position at the Company to better understand major business decisions to be made by CEO and CFO, and shall assist in the coordination of the sale relationship with the JV Company and who shall report to the CEO of the Company.

ARTICLE 4

BOARD APPROVAL OF CERTAIN ACTIONS

4.1           Board Approval.  After the date hereof, the Company will not, and will not permit any of its Subsidiaries to, take any of the following actions without the affirmative vote of at least the majority of each of the VTW Directors and the LST Directors in favor of such action:

(a)           approval of the annual operating plan of the Company and/or any of its Subsidiaries; provided, that if the Company Board is not able to agree on an acceptable operating plan, the Company shall, and shall procure its Subsidiaries to, utilize its prior year operating plan with no changes to the Company’s and its Subsidiaries’ business strategy;

(b)           acquisitions of, or investments in, businesses (or part thereof) by the Company or its Subsidiaries (whether through the purchase of assets, shares or other securities or by merger, consolidation or amalgamation);

(c)           unless otherwise set forth in the then-current annual operating plan, dispositions of any business or investment (or part thereof) by the Company or its Subsidiaries (whether through the sale of assets, shares or other securities or by merger, consolidation or amalgamation);

(d)           any material change in the nature of the business of the Company’s Subsidiaries;

(e)           approval of any transactions to be entered into by the Company with LST, VTW, or any Affiliate of LST or VTW;

(f)            the creation, issuance, or authorization (by reclassification or otherwise) of any class or series of shares in the Company, or any additional securities exercisable, convertible or exchangeable for any shares in the Company, or the sale of any shares on which the Company has a lien pursuant to Article 14 of the Memorandum and Articles of Association, or issue or redeem redeemable shares pursuant to Article 43 of the Memorandum and Articles of Association;

(g)           the merger, amalgamation or consolidation (or other similar transaction) of the Company or any Subsidiary with any party;

(h)           any filing for any bankruptcy, voluntary dissolution, winding-up, liquidation, recapitalization, reorganization, split-up or spin-off, with respect to any Subsidiary;

(i)            any appointment or dismissal of the outside independent auditors of the Company or any Subsidiary;

(j)            any material change to the Company’s or any Subsidiary’s accounting policies, practices, methods or principles that is not (i) required by applicable Governmental Authorities, (ii) otherwise required to comply with applicable Law, or (iii) required due to changes in United States or Chinese GAAP;

(k)           entry into any indebtedness or assumption of any financial obligation, or otherwise the issuance, assumption, guarantee or creation of any liability for borrowed money, that individually or in the aggregate results in a deviation of more than 10% from the planned amounts for incurrence of indebtedness set forth in the then-current annual operating plan;

(l)            any capital expenditure or any purchase of intangible assets that results, individually or in the aggregate, in a deviation of more than 10% from the planned capital expenditure or planned purchase of intangible assets set forth in the annual operating plan; and

(m)          any actual change in expenditures that results in a deviation of more than 10% from the planned expenditures set forth in the annual operating plan.

(n)           the establishment of any Subsidiary from the date hereof.

(o)           distribution of Net Sales Profits in terms of dividends, provided however that the VTW Directors and the LST Directors attending the meeting shall cast affirmative votes approving such distribution if the distribution is made in accordance with Section 9.2 hereof.

(p)           the appointment of the CEO and CFO of the Company, provided however that VTW Directors attending the meeting shall cast affirmative votes for the CEO and/or CFO candidate(s) recommended by the LST Directors if the VTW Directors do not recommend suitable or comparable candidates for the Board to consider.

(q)           the purchase of Tubular Products by the Company from areas outside the PRC and the expansion into other business activities.

ARTICLE 5

TRANSFER RESTRICTIONS

5.1           Restrictions on Transfer.  No Shareholder shall sell, transfer, assign, pledge, convey or otherwise dispose of, including by operation of Law or by gift (collectively, “Transfer”), any Shares held by it, except that a Shareholder may Transfer all of the Shares held by it in connection with a Transfer of all of such Shareholder’s interest in the JV Company in accordance with the terms of the JV Contract (a “Permitted Transfer”).  Any Shareholder proposing to undertake a Permitted Transfer shall provide written notice to the Company and each other Shareholder at least thirty (30) Business Days prior to effecting such Permitted Transfer.  Such notice shall state the amount of Shares to be Transferred, identify the direct and beneficial holders of such Shares and provide the name(s) of the proposed transferee(s).

5.2           Restrictive Legends.  Each Share held by a Shareholder, and each Share issued to any subsequent transferee of such, shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING AND OTHER TERMS AND CONDITIONS SET FORTH IN A SHAREHOLDERS AGREEMENT, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM [THE COMPANY] AT ITS PRINCIPAL EXECUTIVE OFFICES.

5.3           Transfer and Exchange.  Upon the consummation of any Transfer in accordance with this Article 5, a transferring Shareholder may present its Shares to the Company with a request to register or reflect the Transfer of such Shares and the Company shall register or reflect such Transfer; provided, however, that the Shares surrendered for transfer shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company, duly executed by the Shareholder thereof or its attorney who has been duly authorized in writing.  No service charge shall be made for any registration of Transfer, but the Company may require payment of a sum sufficient to cover any transfer tax or similar charge of any Governmental Authority in connection therewith.

5.4           Replacement Shares.  If a mutilated Share is surrendered to the Company or if a Shareholder claims and submits an affidavit or other evidence, satisfactory to the Company, to the effect that a Share has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Share if the Company’s reasonable requirements are met.  If required by the Company, such Shareholder must provide an indemnity bond, or other form of indemnity, sufficient in the judgment of the Company to protect the Company against any loss which may be suffered.  The Company may charge such Shareholder for its reasonable out-of-pocket expenses in replacing a Share which has been mutilated, lost, destroyed or wrongfully taken.

ARTICLE 6

COVENANTS

6.1           Delivery of Financial Statements.  The Company shall deliver to each of LST and VTW the following:

(a)           as soon as practicable, but in any event within twenty-one (21) days after the end of each fiscal year of the Company, (i) an income statement of the Company for such fiscal year, (ii) a balance sheet and statement of shareholders’ equity for the Company as of the end of such year and (iii) a statement of cash flows for the Company for such year, in each case in reasonable detail and prepared in accordance with United States GAAP and separate version converted into Chinese GAAP, and audited and certified by independent public accountants selected by the Company and approved by the Shareholders;

(b)           as soon as practicable, but in any event within seven (7) days after the end of each of the first three (3) quarters of each fiscal year of the Company, (i) an unaudited income statement of the Company for such fiscal quarter, (ii) an unaudited balance sheet and statement of shareholders’ equity for the Company as of the end of such fiscal quarter and (iii) an unaudited statement of cash flows for the Company for such fiscal quarter, in each case prepared in accordance with US GAAP and a separate version converted into Chinese GAAP together with comparisons to the same period in the prior fiscal year and the operating plan of the Company;

(c)           as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year of the Company, an annual operating plan of the Company for the succeeding fiscal year; and

(d)           such other information (including non-financial information) as either VTW or LST may reasonably request from time to time.

6.2           Compliance.

(a)           Each Shareholder acknowledges that Lone Star Technologies, the ultimate parent corporation of LST, will be required to consolidate the financial results of the Company and its Subsidiaries with its own financial results and will be required to ensure that the Company and each of its Subsidiaries is operated in accordance with the laws and regulations that are applicable to companies that are publicly traded in the United States of America.  Each Shareholder shall cause the Company and its Subsidiaries to implement, monitor and maintain compliance with all policies, procedures and controls that Lone Star Technologies requires of its other subsidiaries (the “Policies”).  Such Policies shall include, but may not be limited to, internal and financial controls for compliance with (i) the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (ii) all of the applicable rules and regulations promulgated by the Commission and (iii) Lone Star Technologies’ code of conduct and other financial, treasury, legal, compliance and accounting policies (including United States GAAP).

(b)           Each Shareholder acknowledges that VTW will be required to consolidate the financial results of the Company and its Subsidiaries with VTW’s own financial results and will be required to ensure that the Company and each of its Subsidiaries is operated in accordance with the laws and regulations that are applicable to subsidiaries of companies that are publicly traded in China.  Each Shareholder shall cause the Company and its Subsidiaries to implement, monitor and maintain compliance with all policies, procedures and controls that VTW requires of its other subsidiaries, which shall include, but may not limited to, internal and financial controls for compliance with (i) all of the applicable rules and regulations promulgated by China Securities Regulatory Commission, and (ii) VTW’s code of conduct and other financial, treasury, legal, compliance and accounting policies (including PRC GAAP).

6.3           Inspection.  The Company shall, and shall cause its Subsidiaries to, permit each Shareholder, at such Shareholders’ expense, to visit and inspect the Company’s and its Subsidiaries’ properties, to examine its and their books of account and records and to discuss its and their affairs, finances and accounts with its and their officers, all at such reasonable times as may be requested by the Shareholder upon reasonable advance notice to the Company.

6.4           Confidentiality.  The Company and the Shareholders hereby agree, and agree to cause their respective officers, directors, employees, advisors, agents and representatives to which they provide Confidential Information (as defined below) (collectively, the “Representatives”), to keep the terms of this Agreement and all information (together, the “Confidential Information”) received by them in connection with this Agreement and in their course of dealing during the term of this Agreement (regardless of the manner in which the information is furnished and together with any analyses, compilations, studies or other documents or files, whether in paper or electronic form, containing or otherwise reflecting, or that were generated from, such information) confidential and agree not to, in any manner, either directly or indirectly, divulge, disclose or communicate to any Person, other than their respective

Representatives, any Confidential Information or utilize such information for any purpose other than monitoring the Shareholder’s investment in the Company.  For purposes of this Section 6.4, “Confidential Information” shall not include information which was or becomes generally available to the public, other than as a result of a violation of this Section 6.4.  The provisions of this Section 6.4 shall not prohibit the disclosure of Confidential Information by the Company or any Shareholder to the extent required by any Governmental Authority or by Law.  If the Company or any Shareholder receives such a demand for disclosure: (i) such party shall give written notice thereof to the Company and each Shareholder as promptly as is reasonably practicable after such party learns of any such demand, (ii) such party agrees to cooperate with the Company and the Shareholders to prevent or limit such disclosure and (iii) such party agrees to only disclose that amount of Confidential Information that is expressly required to be disclosed.

6.5           Confidentiality Agreement. The employees of the Company shall, as a condition to employment by the Company, execute an agreement in form and substance acceptable to the CEO that contains provisions prohibiting the disclosure of confidential information, including technology and intellectual property, obtained during the course of employment with the Company.

ARTICLE 7

TERMINATION

This Agreement, and all of the rights and obligations of the parties hereto set forth herein, shall terminate and be of no further force and effect upon the Transfer of all of the Shares held by either LST or VTW in accordance with Article 5.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

Except as otherwise specified below, as of the Effective Date, each Shareholder represents and warrants solely with respect to itself to each of the other Shareholders as follows:

8.1           Due Organization and Good Standing.  Such Shareholder is an entity duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation.

8.2           Authority Relative to this Agreement.  Such Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by such Shareholder has been duly and validly authorized by all requisite action and no other proceedings on its part are necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the other Shareholders and the Company, constitutes a legal, valid and binding obligation of such Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

8.3           No Conflict.  The execution, delivery and performance by such Shareholder of this Agreement do not and shall not violate any applicable Law or conflict with or constitute a default, breach or violation of the terms, conditions or provisions of any contract, agreement or instrument to which such Shareholder is subject which would prevent such Shareholder from performing any of its obligations hereunder or thereunder.

8.4           Ownership of Shares.  Such Shareholder is the sole record owner and beneficial owner of the Shares listed beside such Shareholder’s name on Exhibit A hereto.

ARTICLE 9

COMMERCIAL MATTERS

9.1           Marketing Agreement.  Each of LST and VTW shall cause the LST Directors and the VTW Directors respectively to authorize the Company to enter into the Marketing Agreement.

9.2           Profit Distribution.

(a)           It is the intention of the parties that any Price Adjustment will be disregarded for purposes of calculating distributions hereunder during the Preferential Return Period.  The Company shall distribute the Net Sales Profits (as defined in the Marketing Agreement) to LST and VTW in accordance with the Applicable Margin Split attached hereto as Exhibit B until the earlier of (i) ten (10) years from the date hereof or (ii) such time as the aggregate of (x) dividend payments received by LST from the JV Company and (y) dividends or other distributions declared and payable and declared and paid to LST from the Company out of the Net Sales Profits in accordance with the Applicable Margin Split are equal to the sum of LST’s or its Affiliate’s (i) capital contribution in the JV Company pursuant to the Capital Increase Agreement, (ii) investment in acquiring additional equity interest in JV Company, if any, immediately after the Funding Date (as defined in the JV Contract) and (ii) Contributed Capital in the Company (the “Preferred Return Period”).  After the Preferred Return Period, the Margin shall be split in accordance with each Shareholder’s Contributed Capital in the Company.  To the extent permissible under applicable laws, the Company shall declare all the Net Sales Profits in a quarter as dividends to its Shareholders, unless the Board determines otherwise.

(b)           During the Preferential Return Period and following a Price Adjustment required by the Tax Authorities, the Cost Plus charged by the JV Company shall be recalculated in accordance with the Price Adjustment as follows: each percentage amount in the column labeled “Cost Plus (F)” on Exhibit B hereto shall be revised to add to each percentage amount in such column a percentage amount equal to (i) the amount of the price increase caused by such Price Adjustment divided by (ii) the Company’s selling price to its direct customers in effect immediately prior to the price increase. This adjusted Cost Plus shall be applied in Exhibit B, and shall result in a recalculation of the Net Sales Profit Margin (as defined in the Sales and Marketing Agreement) split (as indicated in columns (B), (C), (D), (E) and (G)); however, the distribution ratio of Net Sales Profit (as indicated in columns (H), (I), (J) and (K)) shall be the same as before the Price Adjustment.

9.3           Commercial Arrangements with Lone Star Technologies and Other Third Parties.  LST and VTW shall cause the LST Directors and the VTW Directors to authorize the Chief Executive Officer or such other persons acting on behalf of the Company to further negotiate and enter into all necessary agreements with Lone Star Technologies and other third party service providers to carry out the purpose and intent of this Agreement and Marketing Agreement.

ARTICLE 10

MISCELLANEOUS

10.1         Notices.  Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by overnight courier, by facsimile or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address as may be substituted by notice given as herein provided):

If to LST:

c/o Lone Star Technologies, Inc.
Attention:  General Counsel
15660 N. Dallas Pkwy., Ste. 500,
Dallas, TX 75248, U.S.A.
Fax:   +1-972-770-6474

With copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201, U.S.A.
Attention:  Mary R. Korby
Fax:   +1-214-746-7777

If to VTW:

Hunan Valin Steel Tube & Wire Co., Ltd.

Hua Ling Tower, No. 111 Fu Rong Road (M)
Changsha Municipality, Hunan Province
People’s Republic of China
Attention:  Head of Securities Department
Facsimile No: (86)731-2245196; (86)731-4447112

Any notice or communication hereunder shall be deemed to have been given or made (i) as of the date so delivered if delivered by hand or international courier or (ii) when receipt is acknowledged, if delivered by facsimile.  Failure to mail a notice or communication to the

Company or any Shareholder or any defect in it shall not affect its sufficiency with respect to other parties.

10.2         Parties in Interest.  Except as expressly set forth herein, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and transferees, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.3         Entire Agreement.  This Agreement, together with its exhibits and schedules, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

10.4         Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party’s anticipated benefits under the Agreement.

10.5         Governing Law.  This Agreement shall be governed by and construed exclusively in accordance the internal laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of Hong Kong to the rights and duties of the parties hereunder.

10.6         Arbitration and Attorney Fees.  The parties shall make every effort to settle amicably any and all disputes, controversies and conflicts arising out of or relating to or in connection with this Agreement, the performance or non-performance of the obligations set forth herein (including any questions regarding its existence, validity or termination) (a “Dispute”).  Disputes or claims, if any, which cannot be settled amicably between the parties, within thirty (30) days after written notice of such Dispute has been given by one party to the other party(ies), shall be referred to and finally resolved by arbitration in Hong Kong under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) for the time being in force.  The ICC Rules shall be deemed to be incorporated by reference into this Section within this Agreement.  The Tribunal shall consist of one (1) arbitrator who shall be appointed by the Chairman of the International Chamber of Commerce.  Such arbitrator shall not be a citizen of the United States of America or the People’s Republic of China.  The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the parties.  Each party shall bear the costs of its own attorney’s fees and expert witness fees.  The arbitration proceedings shall be in both English and Chinese and all pleadings and written evidence shall be in English and Chinese.  The decision of the arbitrator shall be final, binding and enforceable upon the parties and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  In the event that the failure of a party to this Agreement to comply with the decision of the arbitrator requires the other party(ies) to apply to any court for enforcement of such award, the non-complying party shall be liable to the other party(ies) for all costs of such litigation including attorneys’ fees.  The parties may apply to any court of competent jurisdiction in accordance with this Section 10.6 for temporary or permanent injunctive relief, without breach of this Section 10.6 or abridgement of the powers of the arbitrator.  No party shall be entitled to commence or maintain any action in any court of law upon any matter in dispute until such matter shall have been submitted to, and finally determined under, the dispute resolution and arbitration procedures in this Section 10.6, and then only for the enforcement of any arbitral award.  Process may be served on any party in the manner set forth in this Agreement and by such other method authorized by applicable Law or court rule.

10.7         Compliance with Anti-Money Laundering Laws.  Each of the parties shall comply with anti-money laundering laws, rules, and regulations of its own jurisdiction, has established and maintains an anti-money laundering program in accordance with laws, rules and regulations of its jurisdiction, and does not to its knowledge have, and will cause the Company not to have, a business relationship with any persons subject to any sanctions list.

10.8         Compliance with Foreign Corrupt Practices Law.  Compliance with Foreign Corrupt Practices Law.  Each of the parties (i) acknowledges that it is aware of and familiar with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and its purposes and all laws, regulations, notices, decrees and decisions in applicable jurisdictions concerning bribery issues (the “Applicable Anti-Bribery Laws”) and (ii) agrees that it will not cause the Company not to take any action or make any payment (including promises to take action or to make payments) in violation of, or that might cause any other party or its affiliates or subsidiaries to be in violation of, the FCPA, Applicable Anti-Bribery Laws or any other applicable Laws.

10.9         Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company, LST and VTW.

10.10       No Deemed Waivers.  No failure or delay on the part of the Company or any Shareholder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Shareholder at Law or in equity or otherwise.

10.11       Date for any Action.  In the event that any date on which any action is required to be taken hereunder by the Company or the Shareholders is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

10.12       Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.13       Interpretation.  References to sections and articles refer to sections and articles of this Agreement unless otherwise stated.  Unless the context otherwise requires, the terms used herein beginning with initial capitals shall have the respective meanings specified or referred to herein and all grammatical variations of such terms shall have corresponding meanings.  Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.  In the event of any conflict between general provisions and specific provisions in this Agreement, the specific provisions shall govern.  The words “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.  All references herein to “$” shall refer to lawful money of the United States of America.

10.14       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

10.15       Conflicts Between Different Translations.  This Agreement shall be executed in English and Chinese.  Both languages shall be of equal effect.

10.16       Conflicts With Articles.  In the event of any discrepancy between this Agreement and the Memorandum and Articles of Association of the Company, the Parties hereto agree to vote for in a shareholders’ meeting, and shall take all necessary actions relating to the amendment of the Memorandum and Articles to conform to the relevant terms in this Agreement.

*      *      *

IN WITNESS WHEREOF, the parties hereto have caused this Shareholders Agreement to be duly executed as of the date first written above.

STAR CHINA LTD.:

By:
Name:
Title:

HUNAN VALIN STEEL TUBE & WIRE CO., LTD.

By:
Name:
Title:

[Shareholders Agreement Signature Page]

EXHIBIT A

OWNERSHIP OF SHARES

Shareholder	Shares
Star China Ltd.	15,000,000

Hunan Valin Steel Tube & Wire Co., Ltd.	15,000,000

TOTAL	30,000,000

EXHIBIT B

Margin Split for the North America Market

Net Sales Profit Margin (A)	Net Sales Profit Margin Split to Buyer (B)	Percentage of Buyer’s Net Sales Profit Split to VTW (C)	Percentage of Buyer’s Net Sales Profit Split to LST (D)	Net Sales Profit Margin to VTW Through Buyer (E)	Cost Plus (F)	Net Sales Profit Margin to LST Through Buyer(G)	Net Sales Profit Margin to VTW Through Supplier and Buyer (H)	Net Sales Profit Margin to LST Through Supplier and Buyer (I)	All In LST (J)	All In VTW (K)
5%	5.00%	32.61%	67.39%	1.63%	0.00%	3.37%	1.63%	3.37%	67.39%	32.61%
8%	7.95%	32.42%	67.58%	2.58%	0.05%	5.37%	2.60%	5.40%	67.46%	32.54%
11%	10.74%	32.22%	67.78%	3.46%	0.26%	7.28%	3.60%	7.40%	67.28%	32.72%
14%	13.41%	32.03%	67.97%	4.30%	0.59%	9.12%	4.61%	9.39%	67.09%	32.91%
17%	15.98%	31.84%	68.16%	5.09%	1.02%	10.89%	5.63%	11.37%	66.89%	33.11%
20%	18.44%	31.65%	68.35%	5.84%	1.56%	12.60%	6.66%	13.34%	66.69%	33.31%
23%	20.79%	31.46%	68.54%	6.54%	2.21%	14.25%	7.71%	15.29%	66.48%	33.52%
26%	23.04%	31.26%	68.74%	7.20%	2.96%	15.83%	8.77%	17.23%	66.26%	33.74%
29%	25.17%	31.07%	68.93%	7.82%	3.83%	17.35%	9.85%	19.15%	66.03%	33.97%
32%	27.20%	30.88%	69.12%	8.40%	4.80%	18.80%	10.94%	21.06%	65.80%	34.20%
35%	29.90%	31.24%	68.76%	9.34%	5.10%	20.56%	12.04%	22.96%	65.59%	34.41%
38%	32.60%	31.61%	68.39%	10.30%	5.40%	22.30%	13.17%	24.83%	65.35%	34.65%
41%	35.30%	31.97%	68.03%	11.29%	5.70%	24.01%	14.31%	26.69%	65.10%	34.90%
43%	37.10%	32.34%	67.66%	12.00%	5.90%	25.10%	15.12%	27.88%	64.83%	35.17%
44%	38.00%	32.70%	67.30%	12.43%	6.00%	25.57%	15.61%	28.39%	64.53%	35.47%
45%	38.90%	33.06%	66.94%	12.86%	6.10%	26.04%	16.09%	28.91%	64.23%	35.77%
46%	39.80%	33.43%	66.57%	13.30%	6.20%	26.50%	16.59%	29.41%	63.93%	36.07%
47%	40.70%	33.79%	66.21%	13.75%	6.30%	26.95%	17.09%	29.91%	63.63%	36.37%
48%	41.60%	34.16%	65.84%	14.21%	6.40%	27.39%	17.60%	30.40%	63.33%	36.67%
49%	42.50%	34.52%	65.48%	14.67%	6.50%	27.83%	18.12%	30.88%	63.03%	36.97%
50%	43.40%	34.88%	65.12%	15.14%	6.60%	28.26%	18.64%	31.36%	62.72%	37.28%
51%	44.30%	35.25%	64.75%	15.61%	6.70%	28.69%	19.17%	31.83%	62.42%	37.58%
52%	45.20%	35.61%	64.39%	16.10%	6.80%	29.10%	19.70%	32.30%	62.11%	37.89%
53%	46.10%	35.98%	64.02%	16.58%	6.90%	29.52%	20.24%	32.76%	61.81%	38.19%

				First Allocation to JV		0.60%	0.75%	Average	65.00%	35.00%

EXHIBIT C

SALE, MARKETING AND SUPPLY AGREEMENT

EXHIBIT D

MEMORANDUM & ARTICLES OF ASSOCIATION

IN THE MATTER OF

THE COMPANIES LAW (AS AMENDED)

AND

IN THE MATTER

OF

[TRADING COMPANY]

AFFIDAVIT

I, Anne Todd, of George Town, Grand Cayman, Cayman Islands, MAKE OATH AND SAY as follows:

1.                                       I am a Subscriber of  [Trading Company], a Company applying for registration under the Companies Law (as amended).

2.                                       The operation of the Company will be conducted mainly outside the Cayman Islands.

3.                                       I make this Affidavit pursuant to Section 184 of the Companies Law (as amended), in support of the application of the Company to be registered as an Exempted Company.

SWORN and DECLARED before me at	)
George Town, Grand Cayman, Cayman Islands	)	Anne Todd
on [ ], 2006)
)
)
)
)

Notary Public

2

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM & ARTICLES OF ASSOCIATION

OF

[TRADING COMPANY]

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

[TRADING COMPANY]

1.                                       The name of the Company is  [Trading Company]

2.                                       The Registered Office of the Company will be situated at the offices of Walkers SPV Limited, Walker House, PO Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands or at such other location as the Directors may from time to time determine.

3.                                       The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended).

4.                                       The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law (as amended).

5.                                       Nothing in the preceding sections shall be deemed to permit the Company to carry on the business of a Bank or Trust Company without being licensed in that behalf under the provisions of the Banks & Trust Companies Law (as amended), or to carry on Insurance Business from within the Cayman Islands or the business of an Insurance Manager, Agent, Sub-agent or Broker without being licensed in that behalf under the provisions of the Insurance Law (as amended), or to carry on the business of Company Management without being licensed in that behalf under the provisions of the Companies Management Law (as amended).

6.                                       The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.                                       The liability of the members is limited to the amount, if any, unpaid on the shares respectively held by them.

8.                                       The capital of the Company is US$30,000,000.00 divided into 30,000,000 shares of a nominal or par value of US$1.00 each provided always that subject to the provisions of the Companies Law (as amended) and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be Ordinary, Preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

9.                                       The Company may exercise the power contained in Section 226 of the Companies Law (as amended) to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

[TRADING COMPANY]

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law (as amended) shall not apply to this Company and the following Articles shall comprise the Articles of Association of the Company:

INTERPRETATION

1.                                       In these Articles:

“Companies Law” means the Companies Law (as amended) of the Cayman Islands;

“Directors” and “Board of Directors” means the Directors of the Company for the time being, or as the case may be, the Directors assembled as a Board;

“JV Contract” means the Joint Venture Contract of Valin MPM between Star China Ltd., VTW and Hengyang Valin Steel Tube Co., Ltd.

“LST” means Lone Star Technologies, a corporation organized under the laws of the State of Delaware (USA), with its legal address at 15660 N. Dallas Pkwy., Ste. 500, Dallas, TX 75248, United States of America.

“Member” means a person whose name is entered in the Register of Members and includes each subscriber to the Memorandum of Association pending the issue to him of the subscriber share or shares;

“Memorandum of Association” means the Memorandum of Association of the Company, as amended and re-stated from time to time;

“Ordinary Resolution” means a resolution:

(a)                                  passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)                                 approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“paid up” means paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

“Register of Members” means the register to be kept by the Company in accordance with Section 40 of the Companies Law;

“Seal” means the Common Seal of the Company (if adopted) including any facsimile thereof;

“share” means any share in the capital of the Company, including a fraction of any share;

“Shareholders Agreement” means the shareholders agreement dated as of         , 2006,  entered into by and among LST and VTW.

“signed” includes a signature or representation of a signature affixed by mechanical means;

“Special Resolution” means a resolution passed in accordance with Section 60 of the Companies Law, being a resolution:

(a)                                  passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)                                 approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed.

“Subsidiary” of any Person means a subsidiary in which such Person owns more than 50% equity interest.

“Valin MPM” means Hengyang Valin MPM Co., Ltd.

“VTW” means Hunan Valin Tube & Wire Joint Stock Co. Ltd., a joint stock company organized and existing under the Laws of the People’s Republic of China.

2.                                       In these Articles, save where the context requires otherwise:

(a)                                  words importing the singular number shall include the plural number and vice versa;

(b)                                 words importing the masculine gender only shall include the feminine gender;

(c)                                  words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;

(d)                                 “may” shall be construed as permissive and “shall” shall be construed as imperative;

(e)                                  references to a “dollar” or “dollars” or “$” is a reference to dollars of the United States; and

(f)                                    references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force.

3.                                       Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.                                       The business of the Company may be commenced as soon after incorporation as the Directors see fit.

5.                                       The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

SHARES

6.                                       Except as otherwise provided in these Articles, all shares for the time being and from time to time unissued shall be under the control of the Directors, and may be re-designated, allotted or disposed of in such manner, to such persons and on such terms as the Directors in their absolute discretion may think fit.

7.                                       [Intentionally omitted.]

VARIATION OF RIGHTS ATTACHING TO SHARES

8.                                       If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied or abrogated with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of the class.  To every such separate general meeting the provisions of these Articles relating to general meetings of the Company shall mutatis mutandis apply.

9.                                       The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied or abrogated by the creation or issue of further shares ranking pari passu therewith or the redemption or purchase of shares of any class by the Company.

CERTIFICATES

10.                                 Every person whose name is entered as a member in the Register of Members shall, without payment, be entitled to a certificate in the form determined by the Directors. Such certificate may be under the Seal. All certificates shall specify the share or shares held by that person and the amount paid up thereon, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

11.                                 If a share certificate is defaced, lost or destroyed it may be renewed on such terms, if any, as to evidence and indemnity as the Directors think fit.

FRACTIONAL SHARES

12.                                 The Directors may issue fractions of a share of any class of shares, and, if so issued, a fraction of a share (calculated to three decimal points) shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole share of the same class of shares.

LIEN

13.                                 The Company shall have a first priority lien and charge on every partly paid share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first priority lien and charge on all partly paid shares standing registered in the name of a Member (whether held solely or jointly with another person) for all moneys presently payable by him or his estate to the Company, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article.  The Company’s lien, if any, on a share shall extend to all distributions payable thereon.

14.                                 Subject to Article 79, the Company may sell any shares on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of 14 days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the persons entitled thereto by reason of his death or bankruptcy.

15.                                 For giving effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof.  The purchaser shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

16.                                 The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

17.                                 The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their partly paid shares, and each Member shall (subject to receiving at least 14 days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such shares.

18.                                 [Intentionally Omitted]

19.                                 If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight per centum per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

20.                                 [Intentionally Omitted]

21.                                 The Directors may make arrangements on the issue of partly paid shares for a difference between the Members, or the particular shares, in the amount of calls to be paid and in the times of payment.

22.                                 The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight per cent. per annum) as may be agreed upon between the Member paying the sum in advance and the Directors.

FORFEITURE OF SHARES

23.                                 If a Member fails to pay any call or instalment of a call in respect of partly paid shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

24.                                 The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

25.                                 If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

26.                                 A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

27.                                 A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the shares forfeited.

28.                                 A statutory declaration in writing that the declarant is a Director, and that a share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all persons claiming to be entitled to the share.

29.                                 The Company may receive the consideration, if any, given for a share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and that person shall be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

30.                                 The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a share becomes due and payable, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

31.                                 No Member shall sell, transfer, assign, pledge, convey or otherwise dispose of, including by operation of Law or by gift (collectively, “Transfer”), any shares held by it, except that a Member may Transfer all the shares held by it in connection with a Transfer of all of such Member’s interest in Valin MPM in accordance with the terms of the JV Contract (“Permitted Transfer”).  Any Member proposing to undertake a Permitted Transfer shall provide written notice to the Company and each other Member at least thirty (30) Business Days prior to effecting such Permitted Transfer.  Such notice shall state the amount of shares to be transferred, identify the direct and beneficial holders of such shares and provide the name(s) of the proposed transferee(s).

32.                                 Restrictive Legends.  Each share certificate held by a Member, and each share issued to any subsequent transferee of such, shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING AND OTHER TERMS AND CONDITIONS SET FORTH IN A SHAREHOLDERS AGREEMENT, DATED AS OF         , 2006, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

33.                                 Transfer and Exchange.  The instrument of transfer of any share shall be in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up share, or if so required by the Directors, shall also be executed on behalf of the transferee, shall be accompanied by the certificate (if any) of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. Upon the consummation of any Permitted Transfer, a transferring Member may present its shares to the Company with a request to register or reflect the Transfer of such shares or to exchange such shares for shares of other authorized denominations and the Company shall register or reflect such Transfer; provided, however, that the shares surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer duly executed by the holder thereof or its attorney who has been duly authorized in writing.  No service charge shall be made for any registration of Transfer, exchange or exercise, but the Company may require payment of a sum sufficient to cover any transfer tax or similar charge of any Governmental Authority in connection therewith.  The Transferring Member shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members in respect thereof.

34.                                 The Directors may in their absolute discretion decline to register any transfer of shares not in compliance with these Articles or the Shareholders Agreement (as amended from time to time). If the Directors refuse to register a transfer of any shares, they shall within two months after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal.

35.                                 The registration of transfers may be suspended at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

36.                                 All instruments of transfer which are registered shall be retained by the Company, but any instrument of transfer which the Directors decline to register shall (except in any case of fraud) be returned to the person depositing the same.

REPLACEMENT OF SHARES

37.                                 If a mutilated share certificate is surrendered to the Company or if a Member claims and submits an affidavit or other evidence, satisfactory to the Company, to the effect that a share has been lost, destroyed or wrongfully taken, the Company shall issue a replacement share certificate if the Company’s reasonable requirements are met.  If required by the Company, such Member must provide an indemnity bond, or other form of indemnity, sufficient in the judgment of the Company to protect the Company against any loss which may be suffered.  The Company may charge such Member for its reasonable out-of-pocket expenses in replacing a share certificate which has been mutilated, lost, destroyed or wrongfully taken.

TRANSMISSION OF SHARES

38.                                 Any person becoming entitled to a share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Member in respect of the share or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.

39.                                 A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF CAPITAL

40.                                 [Intentionally Omitted]

41.                                 The Company may by Special Resolution:

(a)                                  increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

(b)                                 consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

(c)                                  convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

(d)                                 subdivide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

(e)                                  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

42.                                 The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION AND PURCHASE OF OWN SHARES

43.                                 Subject to the provisions of the Companies Law and Article 79, the Company may:

(a)                                  issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such shares, determine;

(b)                                 purchase its own shares (including any redeemable shares) on such terms and in such manner as the Directors may determine and agree with the Member; and

(c)                                  make a payment in respect of the redemption or purchase of its own shares otherwise than out of profits or the proceeds of a fresh issue of shares.

44.                                 Any share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

45.                                 The redemption or purchase of any share shall not be deemed to give rise to the redemption or purchase of any other share.

46.                                 The Directors may when making payments in respect of redemption or purchase of shares, if authorised by the terms of issue of the shares being redeemed or purchased or with the agreement of the holder of such shares, make such payment either in cash or in specie.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

47.                                 For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not exceed in any case 40 days.  If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members the register shall be so closed for at least 10 days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

48.                                 In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

49.                                 If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

50.                                 The Directors may, whenever they think fit, convene a general meeting of the Company.

51.                                 General meetings shall also be convened on the written requisition of any Member or Members entitled to attend and vote at general meetings of the Company who hold not less than 10 per cent of the paid up voting share capital of the Company deposited at the registered office of the Company specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

52.                                 If at any time there are no Directors, any two Members (or if there is only one Member then that Member) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

53.                                 At least seven days notice counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and, in case of special business, the general nature of that business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Members entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Members may think fit.

54.                                 [Intentionally Omitted]

PROCEEDINGS AT GENERAL MEETINGS

55.                                 All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, and any report of the Directors or of the Company’s auditors, the appointment and removal of Directors and the fixing of the remuneration of the Company’s auditors.  No special business shall be transacted at any general meeting without the consent of all Members entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

56.                                 No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business.  Save as otherwise provided by these Articles, one or more Members holding at least a majority of the paid up voting share capital of the Company present in person or by proxy shall be a quorum.

57.                                 If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved.  In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Member or Members present and entitled to vote shall be a quorum.

58.                                 If the Directors wish to make this facility available to Members for a specific or all general meetings of the Company, a Member may participate in any general meeting of the Company, by means of a telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

59.                                 The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

60.                                 If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose one of their number to be chairman of that meeting.

61.                                 The chairman may with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.  When a meeting is adjourned for 14 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.  Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

62.                                 At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more Members present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

63.                                 If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

64.                                 In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

65.                                 A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith.  A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF MEMBERS

66.                                 Subject to any rights and restrictions for the time being attached to any class or classes of shares, on a show of hands every Member present in person and every person representing a Member by proxy shall at a general meeting of the Company have one vote and on a poll every Member and every person representing a Member by proxy shall have one vote for each share of which he or the person represented by proxy is the holder.

67.                                 A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person may vote by proxy.

68.                                 No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares carrying the right to vote held by him have been paid.

69.                                 On a poll votes may be given either personally or by proxy.

70.                                 The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorised.  A proxy need not be a Member.

71.                                 An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

72.                                 The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

73.                                 Subject to Article 79, resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

74.                                 Any corporation which is a Member or a Director may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members or of the Board of Directors, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

DIRECTORS

75.                                 The initial Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

76.                                 The Board shall at all times consist of six (6) members who shall be nominated as follows: (a) three (3) individuals as may be designated from time to time in writing by LST (the “LST Directors”); and (b) three (3) individuals as may be designated from time to time in writing by VTW (the “VTW Directors”).  A Director appointed by a Member pursuant to this Article shall cease to be a Director from the date on which the Member concerned at the time of his appointment ceases to be a Member. Any appointment or removal of a Director shall be made by notice in writing served on the Company and signed by the persons appointing or removing the Director. In the case of a corporation the notice may be signed by a director or the secretary of the corporation or by its duly appointed attorney or duly authorized representative.

77.                                 Any director elected in accordance with Article 76 shall, and may only, be removed from office upon the written request of the Member entitled to nominate such director.  In the case of any vacancy in the office of a director, by death, resignation, removal or otherwise, only the Member entitled to nominate such director shall be entitled to nominate a successor to hold office for the unexpired term of the director whose place shall be vacant.

78.                                 The presence of at least a majority of the members of the Board and at least a majority of each of the LST Directors and VTW Directors shall be required to constitute a quorum at any meeting of the Board.  A Director represented by proxy or by an Alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present. A quorum must exist at all times during any meeting of the Board, including the reconvening of a meeting adjourned, in order for any action taken at such meeting to be valid.

79.                                 Unless the act of a greater number is required by the Companies Law or these Articles, the act of a majority of the directors present at a meeting at which a quorum is in attendance shall be the act of the Board, provided however that the Company will not, and will not permit any of its Subsidiaries to, take any of the following actions without the affirmative vote of at least the majority of each of the VTW Directors and the LST Directors in favor of such action:

(a)            approval of the annual operating plan of the Company and/or any of its Subsidiaries; provided, that if the Board is not able to agree on an acceptable operating plan, the Company shall and shall procure its Subsidiaries to utilize its prior year operating plan with no changes to the Company’s and its Subsidiaries’ business strategy;

(b)           acquisitions of, or investments in, businesses (or part thereof) by the Company or its Subsidiaries (whether through the purchase of assets, shares or other securities or by merger, consolidation or amalgamation);

(c)            unless otherwise set forth in the then-current annual operating plan, dispositions of any business or investment (or part thereof) by the Company or its Subsidiaries (whether through the sale of assets, shares or other securities or by merger, consolidation or amalgamation);

(d)           any material change in the nature of the business of the Company’s Subsidiaries;

(e)            approval of any transactions to be entered into by the Company with LST, VTW, or any Affiliate of LST or VTW;

(f)            the creation, issuance, or authorization (by reclassification or otherwise) of any class or series of shares, or any additional securities exercisable, convertible or exchangeable for shares, or the sale of any shares on which the Company has a lien pursuant to Article 14, or issue or redeem redeemable shares pursuant to Article 43;

(g)           the merger, amalgamation or consolidation (or other similar transaction) of the Company or any Subsidiary with any party;

(h)           any filing for any bankruptcy, voluntary dissolution, winding-up, liquidation, recapitalization, reorganization, split-up or spin-off, with respect to any Subsidiary;

(i)             any appointment or dismissal of the outside independent auditors of the Company or any Subsidiary;

(j)             any material change to the Company’s or any Subsidiary’s accounting policies, practices, methods or principles that is not (i) required by applicable Governmental Authorities, (ii) otherwise required to comply with applicable Law, or (iii) required due to changes in United States or Chinese GAAP;

(k)            entry into any indebtedness or assumption of any financial obligation, or otherwise the issuance, assumption, guarantee or creation of any liability for borrowed money, that individually or in the aggregate results in a deviation of more than 10% from the planned amounts for incurrence of indebtedness set forth in the then-current annual operating plan;

(l)             any capital expenditure or any purchase of intangible assets that results, individually or in the aggregate, in a deviation of more than 10% from the planned capital expenditure or planned purchase of intangible assets set forth in the annual operating plan; and

(m)           any actual change in expenditures that results in a deviation of more than 10% from the planned expenditures set forth in the annual operating plan.

(n)           the establishment of any Subsidiary from the date hereof.

(o)           distribution of the profits of the Company, provided however that either VTW Directors or LST Directors attending the meeting shall cast affirmative vote if the distribution is made in accordance with Article 107.

(p)           the appointment of a chief executive officer (“CEO”) and chief financial officer (“CFO”) of the Company, provided however that VTW Directors attending the meeting shall cast affirmative votes for the CEO and/or CFO candidate(s) recommended by LST Directors if VTW Directors do not recommend suitable or comparable candidates for the Board to consider.

(q)           the purchase of Tubular Products by the Company from areas outside the PRC and the expansion into other business activities.

80.                                 In case of an equality of votes, the chairman, which shall be appointed by LST, shall have a second or casting vote (which vote shall be consistent with his prior vote).

81.                                 The Company will pay all reasonable out-of-pocket expenses incurred by the Directors in connection with their participation in meetings of the Board.

82.                                 There shall be no shareholding qualification for Directors unless determined otherwise by the Company by Ordinary Resolution.

ALTERNATE DIRECTOR

83.                                 Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present.  Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote.  A Director may at any time in writing revoke the appointment of an alternate appointed by him.  Such alternate shall not be an officer of the Company and shall be deemed to be the agent of the Director appointing him.  The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

84.                                 Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally.  The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

85.                                 Subject to the provisions of the Companies Law, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company.  No resolution made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that resolution had not been made.

86.                                 Subject to Article 79, the Directors may from time to time appoint any person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.  Any person so appointed by the Directors may be removed by the Directors.  The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto determine if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

87.                                 The Directors may appoint a Secretary (and if need be an Assistant Secretary or Assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit.  Any Secretary or Assistant Secretary so appointed by the Directors may be removed by the Directors.

88.                                 The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

89.                                 The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

90.                                 Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

91.                                 Subject to Article 79, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

92.                                 The Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an Assistant Secretary) or in the presence of any one or more persons as the Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

93.                                 The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal.  The facsimile Seal shall be affixed in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an Assistant Secretary) or in the presence of any one or more persons as the Directors may appoint for the purpose.

94.                                 Notwithstanding the foregoing, a Secretary or any Assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

95.                                 The office of Director shall be vacated, if the Director:

(a)                                  becomes bankrupt or makes any arrangement or composition with his creditors;

(b)                                 is found to be or becomes of unsound mind;

(c)                                  resigns his office by notice in writing to the Company; or

(d)                                 is removed from office pursuant to Article 77.

PROCEEDINGS OF DIRECTORS

96.                                 The Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit.  Questions arising at any meeting shall be decided by a majority of votes.  In case of an equality of votes the chairman shall have a second or casting vote.  A Director may, and a Secretary or Assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

97.                                 A Director or Directors may participate in any meeting of the Board of Directors, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

98.                                 The presence of at least a majority of the members of the Board and at least a majority of each of the LST Directors and VTW Directors shall be required to constitute a quorum at any meeting of the Board.  A quorum must exist at all times during any meeting of the Board, including the reconvening of a meeting adjourned, in order for any action taken at such meeting to be valid.  A Director represented by proxy or by an Alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

99.                                 A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors.  A general notice given to the Board of Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made.  A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

100.                           A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.  A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

101.                           The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)                                  all appointments of officers made by the Directors;

(b)                                 the names of the Directors present at each meeting of the Directors;

(c)                                  all resolutions and proceedings at all meetings of the Company, and of the Directors.

102.                           When the chairman of a meeting of the Directors signs the minutes of such meeting those minutes shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

103.                           A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted.  When signed a resolution may consist of several documents each signed by one or more of the Directors.

104.                           The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

105.                           LST may elect a chairman of their meetings and determine the period for which he is to hold office but if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, LST Directors present may choose one of their number to be chairman of the meeting.

106.                           All acts done by any meeting of the Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

DIVIDENDS

107.                           Subject to any rights and restrictions for the time being attached to any class or classes of shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor in the manner set forth in Section 9.2 of the Shareholders Agreement.

108.                           Subject to Article 79 and Article 107 and any rights and restrictions for the time being attached to any class or classes of shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

109.                           Subject to Article 79 and Article 107, the Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than shares) as the Directors may from time to time think fit.

110.                           Any dividend may be paid by cheque sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct.  Every such cheque shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

111.                           The Company when paying dividends to the Members in accordance with the provisions of these Articles shall make such payment in cash.

112.                           Subject to any rights and restrictions for the time being attached to any class or classes of shares, all dividends shall be declared and paid according to the amounts paid on the shares, but if and so long as nothing is paid up on any of the shares dividends may be declared and paid according to the par value of the shares.  No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

113.                           No dividend shall bear interest against the Company.

ACCOUNTS AND AUDIT

114.                           The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

115.                           The books of account shall be kept at the registered office of the Company, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

116.                           The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors (which authorization should not be unreasonably withheld) or by the Company by Ordinary Resolution.  The cost and expenses incurred by such inspection shall be borne by the requesting Member.

117.                           The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.

CAPITALISATION OF PROFITS

118.                           Subject to the Companies Law, the Directors may, with the authority of a Special Resolution:

(a)                                  resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)                                 appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)                                     paying up the amounts (if any) for the time being unpaid on shares held by them respectively, or

(ii)                                  paying up in full unissued shares or debentures of a nominal amount equal to that sum,

and allot the shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued shares to be allotted to Members credited as fully paid;

(c)                                  make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)                                 authorise a person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for either:

(i)                                     the allotment to the Members respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalisation, or

(ii)                                  the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing shares, and any such agreement made under this authority being effective and binding on all those Members; and

(e)                                  generally do all acts and things required to give effect to the resolution.

SHARE PREMIUM ACCOUNT

119.                           The Directors shall in accordance with Section 34 of the Companies Law establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share.

120.                           There shall be debited to any share premium account on the redemption or purchase of a share the difference between the nominal value of such share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Companies Law, out of capital.

NOTICES

121.                           Any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members.

122.                           Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

123.                           Any notice or other document, if served by (a) post, shall be deemed to have been served five days after the time when the letter containing the same is posted, or, (b) facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient or (c) recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service.  In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

124.                           Any notice or document delivered or sent by post to or left at the registered address of any Member  in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

125.                           Notice of every general meeting of the Company shall be given to:

(a)                                  all Members holding shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)                                 every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

INDEMNITY

126.                           Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, Assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

127.                           No such Director, alternate Director, Secretary, Assistant Secretary or other officer of the Company (but not including the Company’s auditors) shall be liable (a) for the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent of the Company or (b) for any loss on account of defect of title to any property of the Company or (c) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (d) for any loss incurred through any bank, broker or other similar person or (e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on his part or (f) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty.

NON-RECOGNITION OF TRUSTS

128.                           No person shall be recognised by the Company as holding any share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent or future interest in any of its shares or any other rights in respect thereof except an absolute right to the entirety thereof in each Member registered in the Register of Members.

WINDING UP

129.                           If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of shares.  The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

130.                           Subject to the Companies Law and the rights attaching to the various classes of shares, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

REGISTRATION BY WAY OF CONTINUATION

131.                           The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.